Exhibit 99.1

Bunge Reports Third Quarter 2013 Results

White Plains, NY – October 24, 2013 – Bunge Limited (NYSE:BG)

•          Adjusted total segment EBIT of $404 million

•          Agribusiness and food & ingredients performed well; expect strong close to the year

•          Disappointing sugarcane milling results; reducing capital investment in segment to maintenance level; exploring full range of options to optimize value creation

•          Net after-tax charges of $415 million, primarily related to deferred tax valuation allowances of $521 million in sugar & bioenergy segment and $132 million gain on sale of Brazilian fertilizer distribution business in discontinued operations

►     Financial Highlights

	Quarter Ended		Nine Months Ended

US$ in millions, except per share data	9/30/13	9/30/12	9/30/13	9/30/12

Net sales	$14,701	$16,543	$44,972	$43,951

Total segment EBIT (a,c)	$387	$440	$949	$1,051

Certain gains & charges (b)	$(17)	$(39)	$46	$82

Total segment EBIT, adjusted (a)	$404	$479	$903	$969

Agribusiness	$335	$406	$680	$904

Sugar & Bioenergy	$(19)	$(8)	$1	$(69)

Food & Ingredients (d)	$73	$59	$195	$117

Fertilizer	$15	$22	$27	$17

Net income (loss) per common share from continuing operations-diluted	$(1.66)	$1.91	$0.30	$4.50

Net income per common share from continuing operations-diluted, adjusted (a)	$2.05	$2.07	$3.92	$4.08

(a)

Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excl. certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)

Includes certain gains and charges included in segment EBIT for the quarter and nine months ended September 30, 2013. See the Additional Financial Information section included in the tables attached to this press release for details.

(c)	Certain prior period amounts have been reclassified between continuing and discontinued fertilizer operations to conform to current period presentations.

(d)	Includes edible oil products and milling products segments.

►     Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Bunge leveraged its South American agribusiness network and skilled global team to serve customers and manage a complicated risk environment in the third quarter.  Our food & ingredients business continued at a record pace with another quarter of good results.

“In sugar & bioenergy, our global trading and merchandising team is performing well and building a solid business.  Our Brazilian milling operations, however, continued to face suboptimal weather and low global sugar prices, as well as the structural headwinds of domestic cost inflation and capped ethanol prices.  These conditions make it difficult for the sector to generate consistent profit and appropriate returns.  As a result, we have reduced our segment outlook for the fourth quarter and full year.  While we expect the segment to be profitable in 2014, achieving our previously stated EBIT goal of $8-10 per metric ton during the year will be difficult without a change in Brazil fuel pricing policy.

“In 2014, we will manage our sugarcane milling business to be free cash flow positive, with reinvestment dedicated to agricultural and industrial maintenance and efficiency projects.  These efforts are an essential part of continuing to improve our performance.  Bunge’s overall success, however, has to be defined by consistent value creation for shareholders.  Given the challenges facing the Brazilian industry, we have commenced a comprehensive process to explore all alternatives to optimize the value of this business.

“Yesterday, we announced the acquisition of Grupo Altex’s wheat mills in Mexico, which further expands our profitable North American milling business in a compelling growth market and complements our previous acquisition of La Espiga. The Altex mills provide a strong national market presence and customer base that we look forward to serving and expanding. This acquisition is another in a long line of strategic investments through which we have built strong global positions in agribusiness and food & ingredients

“Looking forward, we expect a good fourth quarter supported by strong agribusiness and food performances.  Both segments should produce returns above cost of capital in 2013.  Global demand is strong, trade is expanding and our downstream businesses are growing. Our value chain approach to managing risk and margins and serving customers, along with our unique global footprint gives us confidence in our long-term ability to generate value for shareholders.”

►     Third Quarter Results

Results in the quarter included after-tax net charges of $415 million that reduced net income from continuing operations by $547 million and increased net income from discontinued operations by $132 million.

•                 Lower than expected performance in our Brazilian sugarcane milling business along with cumulative net operating losses resulted in a full valuation allowance of $521 million against deferred tax assets in our sugarcane milling operations in Brazil.

•                 During the quarter we closed on the sale of our Brazilian fertilizer distribution business to Yara for $750 million resulting in an after-tax gain of $132 million, which was recorded in discontinued operations.

Agribusiness

Agribusiness performed well, though results were lower than the year-ago record third quarter.  Strong margins and volumes in our Brazilian processing and merchandising operations were the primary driver of results in the quarter. In Argentina, oilseed processing results improved with a larger soybean crop and a pick-up in farmer selling, but did not fully offset lower earnings in grain merchandising, which was negatively impacted by the poor wheat crop. Results in Europe and Asia were similar to last year.  Oilseed processing capacity utilization in North America was low for both soybeans and canola, impacted by last year’s drought, which reduced available raw material.  U.S. grain exports were also low, reflecting the impact of last summer’s extreme drought on corn production and the delay to this year’s harvests caused by late planting.  Our teams managed global supply lines and market volatility well in a challenging environment.  Results in the third quarter included an $8 million gain related to the sale of our investment in a U.S. biofuels company.

Sugar & Bioenergy

Lower results when compared to last year were driven by a loss in our Brazilian sugarcane milling business.  Lower unit costs from higher crushing volume and productivity improvements were more than offset by lower sugar prices, as well as costs related to land we will not harvest or plant this year due to wet weather.

Compared to our earlier expectations, third quarter milling results were substantially below target, primarily due to lower sucrose content in the cane (ATR) across all of our mills resulting from wet weather and frost, lower sugarcane crushing volume due to excessive rain and the impact of mark-to-market losses in forward sugar hedges as sugar futures rallied in late September.  Our global trading & merchandising business performed well, continuing to grow in volume and market share. Results in U.S. biofuels were higher primarily due to improved margins in our ethanol joint venture.

Results in the third quarter included provisions of approximately $18 million related to equipment and machinery held for sale. Results in the third quarter 2012 included an impairment charge of $39 million related to a North American corn ethanol joint venture.

Edible Oil Products

Higher results in the quarter were due to improved volumes and margins benefiting from our portfolio diversification across product mix and geographies. Lower results in Brazil and in the U.S. were more than offset by good performances in Europe, Canada and Asia, which were driven by continuing cost reduction programs, improved category innovation and pricing.

Milling Products

Improved performance in our Brazilian and Mexican wheat milling operations more than offset lower results in corn milling which, after a strong first half of the year, experienced softer volumes as some customers delayed purchases until the arrival of new crop.  Contributing to the improved wheat milling results were a combination of lower industrial costs and higher margins. In Brazil, margins also benefitted from good raw material procurement strategies in a market of tight wheat supplies and high flour prices. Rice milling results were similar to last year.  Results in the third quarter included a $7 million charge related to transactional taxes in Brazil.

Fertilizer

Higher results in our Brazilian fertilizer port operation more than offset lower results in Argentina which was impacted by lower volumes from reduced corn and wheat planting.

Cash Flow

Cash provided by operations in the nine months ended September 30, 2013 was $903 million compared to cash used of $2,872 million in the same period last year. The year-over-year variance primarily reflects lower inventories resulting from the decrease in crop prices and a continued focus on optimizing working capital.

Income Taxes

The effective tax rate for the nine months ended September 30, 2013, excluding our discontinued fertilizer business, valuation allowances incurred during the quarter and discrete tax charges, was approximately 19%.

►     Outlook

Drew Burke, Chief Financial Officer, stated, “Agribusiness should have a strong fourth quarter.  Oilseed processing margins in North America, Europe and China are very good, driven by the combination of large oilseed harvests, lean customer inventories and improving livestock production margins.  North America and the Black Sea should see strong grain exports, as the world restocks inventories after an extended period of tight supplies.

“Food & ingredient’s momentum is expected to continue into the fourth quarter. Edible oils should benefit from the seasonal growth in oils, margarines and bakery ingredients consumption.  Tight wheat supplies in Brazil should continue to support high domestic flour prices, and corn milling volumes and margins should increase with the arrival of new crop corn in the U.S.

“Sugarcane milling will continue to be challenged by low sugarcane ATR for the rest of the crop. Last year’s average ATR was near historic lows and this year it is expected to be below that level. In 2013, we will have achieved our target of aligning cane supply with our industrial capacity through higher yields and the expansion of our cane area. However, due to the above average number of crushing days lost to rain, we are reducing our cane crushing expectations to 19 million metric tons versus our capacity of 21 million metric tons. The cane that we will not crush will remain in the fields to be crushed early next year. Considering the lower ATR and reduced crush volume, we expect fourth quarter EBIT in the segment to be a loss.

“As announced, we have reduced our 2013 capex to $1 billion from a previous target of $1.2 billion.  We are planning a 2014 capex budget of $900 million with a focus on growth and productivity projects with shorter paybacks.”

►     Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 24, 2013 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 35863843.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q3 2013 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on October 24, 2013, continuing through November 23, 2013.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 35863843.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

►     About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

►     Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Stewart Lindsay Bunge Limited 914-684-3369 stewart.lindsay@bunge.com

###

►     Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarters ended September 30, 2013 and 2012.

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted

Quarter Ended September 30:	2013	2012	2013	2012	2013	2012
Continuing operations:
Income tax valuation allowances (1)	$-	$-	$(536)	$-	$(3.64)	$-
Gain on sale of investment (4)	8	-	6	-	0.04	-
Recoverable taxes (5)	(7)	-	(5)	-	(0.03)	-
Asset impairments (6)	(18)	-	(12)	-	(0.08)	-
Impairment of equity method investment and related party loan(8)	-	(39)	-	(25)	-	(0.16)
Discontinued operations:
Gain on sale of Brazilian fertilizer distribution business(9)	155	-	132	-	0.90	-
Total	$138	$(39)	$(415)	$(25)	$(2.81)	$(0.16)

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted

Nine Months Ended September 30:	2013	2012	2013	2012	2013	2012
Continuing operations:
Income tax valuation allowances (1)	$-	$-	$(536)	$-	$(3.62)	$-
Sale of certain rights (2)	63	-	41	-	0.28	-
Discrete tax charges (3)	-	-	(31)	-	(0.21)	-
Gain on sale of investment (4)	8	85	6	54	0.04	0.35
Recoverable taxes (5)	(7)	-	(5)	-	(0.03)	-
Asset impairments (6)	(18)	-	(12)	-	(0.08)	-
Gain on acquisition of controlling interest (7)	-	36	-	36	-	0.23
Impairment of equity method investment and related party loan(8)		(39)		(25)		(0.16)
Discontinued operations:
Gain on sale of Brazilian fertilizer distribution business(9)	155	-	132	-	0.89	-
Discrete tax charges (10)	-	-	(17)	-	(0.11)	-
Other income (expense) - net (11)	-	-	-	(18)	-	(0.12)
Total	$201	$82	$(422)	$47	$(2.84)	$0.30

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2013	2012(13)	2013(13)	2012(13)
Net sales	$14,701	$16,543	$44,972	$43,951
Cost of goods sold	(14,010)	(15,700)	(43,019)	(41,928)
Gross profit	691	843	1,953	2,023
Selling, general and administrative expenses	(369)	(396)	(1,102)	(1,163)
Foreign exchange gain (loss)	50	15	7	86
Other income (expense)-net (2)	16	(9)	60	(10)
Gain on sale of investment in affiliate	-	-	-	85
Gain on acquisition of controlling interest	-	-	-	36
EBIT attributable to noncontrolling interests	(1)	(13)	31	(6)
Total Segment EBIT (12) (13)	387	440	949	1,051
Interest income	26	5	47	43
Interest expense (14)	(102)	(77)	(264)	(214)
Income tax expense (1)	(589)	(82)	(700)	(197)
Noncontrolling interest share of interest and tax	52	9	66	13
Income (loss) from continuing operations, net of tax (13)	(226)	295	98	696
Income (loss) from discontinued operations, net of tax (9) (13)	106	2	98	(33)
Net income (loss) attributable to Bunge (15)	(120)	297	196	663
Convertible preference share dividends and other obligations	(17)	(8)	(53)	(25)
Net income (loss) available to Bunge common shareholders	$(137)	$289	$143	$638
Earnings per common share - diluted
Net income (loss) from continuing operations	$(1.66)	$1.91	$0.30	$4.50
Net income (loss) from discontinued operations	0.72	0.01	0.66	(0.21)
Net income (loss) to Bunge common shareholders	$(0.94)	$1.92	$0.96	$4.29
Weighted–average common shares outstanding - diluted (16)	147	155	148	155

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except volumes)	2013	2012(13)	2013(13)	2012(13)
Volumes (in thousands of metric tons):
Agribusiness	35,472	35,770	101,273	101,143
Sugar & Bioenergy	3,005	2,855	7,329	5,990
Edible oil products	1,779	1,692	5,187	4,876
Milling products	1,010	1,097	3,052	3,230
Fertilizer	293	322	622	622

Net sales:
Agribusiness	$10,718	$11,993	$33,058	31,890
Sugar & Bioenergy	1,133	1,522	3,185	3,482
Edible oil products	2,225	2,395	6,898	6,947
Milling products	487	485	1,531	1,333
Fertilizer	138	148	300	299
Total	$14,701	$16,543	$44,972	43,951
Gross profit:
Agribusiness	$487	$594	$1,255	1,424
Sugar & Bioenergy	(2)	50	89	73
Edible oil products	127	113	380	317
Milling products	61	60	185	159
Fertilizer	18	26	44	50
Total	$691	$843	$1,953	2,023
Selling, general and administrative expenses:
Agribusiness	$(195)	$(206)	$(585)	(626)
Sugar & Bioenergy	(40)	(69)	(116)	(150)
Edible oil products	(90)	(83)	(278)	(264)
Milling products	(36)	(30)	(100)	(95)
Fertilizer	(8)	(8)	(23)	(28)
Total	$(369)	$(396)	$(1,102)	(1,163)

Foreign exchange gain (loss):
Agribusiness	$38	$32	$(5)	$106
Sugar & Bioenergy	3	(15)	2	(15)
Edible oil products	7	(2)	6	(5)
Milling products	(1)	1	(1)	1
Fertilizer	3	(1)	5	(1)
Total	$50	$15	$7	$86

Segment earnings before interest and tax:
Agribusiness (4)	$343	$406	$704	$989
Sugar & Bioenergy	(37)	(47)	(17)	(108)
Edible oil products	42	29	114	52
Milling products (7)	24	30	89	101
Fertilizer (13)	15	22	59	17
Total (12) (13)	$387	$440	$949	$1,051

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions)	2013	2012
Assets
Cash and cash equivalents	$1,487	$569
Time deposits under trade structured finance program	4,596	3,048
Trade accounts receivable, net	2,350	2,471
Inventories (17)	5,881	6,590
Current assets held for sale	-	660
Other current assets	5,172	3,926
Total current assets	19,486	17,264
Property, plant and equipment, net	5,859	5,888
Goodwill and other intangible assets, net	627	646
Investments in affiliates	276	273
Non-current assets held for sale	-	250
Other non-current assets	2,203	2,959
Total assets	$28,451	$27,280
Liabilities and Equity
Short-term debt	$2,040	$1,598
Current portion of long-term debt	876	719
Letter of credit obligations under trade structured finance program	4,596	3,048
Trade accounts payable	3,421	3,319
Current liabilities held for sale	-	297
Other current liabilities	3,108	2,580
Total current liabilities	14,041	11,561
Long-term debt	3,059	3,532
Non-current liabilities held for sale	-	13
Other non-current liabilities	967	881
Total liabilities	18,067	15,987
Redeemable noncontrolling interests	33	38
Total equity	10,351	11,255
Total liabilities and equity	$28,451	$27,280

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2013	2012

Operating Activities
Net income (15)	$99	$656
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Gain on sale of Brazilian fertilizer distribution business	(155)	-
Gain on sale of investment in affiliate	-	(85)
Gain on acquisition of controlling interest	-	(36)
Foreign exchange loss (gain) on debt	43	(75)
Depreciation, depletion and amortization	423	414
Deferred income taxes	570	(54)
Other, net	60	130
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	37	(1,233)
Inventories	187	(2,665)
Trade accounts payable and accrued liabilities	284	947
Other, net	(645)	(871)

Cash provided by (used for) operating activities	903	(2,872)

Investing Activities
Payments made for capital expenditures	(720)	(667)
Acquisitions of businesses (net of cash acquired)	(51)	(287)
Proceeds from sale of Brazilian fertilizer distribution business	750	-
Proceeds from sale of investment in affiliate	-	483
Other, net	(10)	(55)

Cash provided by (used for) investing activities	(31)	(526)

Financing Activities
Net borrowings (repayments) of short-term debt	364	2,681
Net proceeds (repayments) of long-term debt	(149)	744
Proceeds from sale of common shares	26	13
Dividends paid	(149)	(138)
Other, net	(14)	(2)

Cash provided by (used for) financing activities	78	3,298

Effect of exchange rate changes on cash and cash equivalents	(32)	(45)
Net increase (decrease) in cash and cash equivalents	918	(145)
Cash and cash equivalents, beginning of period	569	835
Cash and cash equivalents, end of period	$1,487	$690

► Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income (loss) attributable to Bunge:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2013	2012	2013	2012
Total segment EBIT (13)	$387	$440	$949	$1,051
Interest income	26	5	47	43
Interest expense	(102)	(77)	(264)	(214)
Income tax expense	(589)	(82)	(700)	(197)
Income (loss) from discontinued operations, net of tax	106	2	98	(33)
Noncontrolling interest share of interest and tax	52	9	66	13
Net income (loss) attributable to Bunge	$(120)	$297	$196	$663

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Continuing operations:
Net income (loss) per common share-diluted (excluding certain gains & charges and discontinued operations)	$2.05	$2.07	$3.92	$4.08
Certain gains & charges (see Additional Financial Information section)	(3.71)	(0.16)	(3.62)	0.42
Net income (loss) per share - continuing operations	(1.66)	1.91	0.30	4.50
Discontinued operations:
Net income (loss) per common share-diluted from discontinued operations (excluding certain gains & charges)	(0.18)	0.01	(0.12)	(0.09)
Certain gains & charges (see Additional Financial Information section)	0.90	-	0.78	(0.12)
Net income (loss) per share - discontinued operations	0.72	0.01	0.66	(0.21)
Net income (loss) per common share-diluted	$(0.94)	$1.92	$0.96	$4.29

►  Notes

(1)

Income tax expense in the third quarter of 2013 includes a charge of $536 million resulting from management’s evaluation of the recoverability of deferred tax assets, including $521 million net operating loss carryforwards in Bunge’s sugar operations in Brazil and $10 million and $5 million of net operating loss carryforwards in Bunge’s agribusiness and edible oil operations in Romania.

(2)

Segment EBIT in the first quarter of 2013 includes a gain of $63 million in other income (expense) – net related to the sale of Bunge’s rights to certain legal claims. The gain was $16 million, $9 million, $6 million and $32 million in the agribusiness, edible oil products, milling products and fertilizer segments, respectively.

(3)

Income tax expense in the first quarter of 2013 includes a charge of $27 million as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil and a charge of $4 million related to the finalization of a European tax audit.

(4)

Segment EBIT in the third quarter of 2013 includes a pre-tax gain of $8 million in the agribusiness segment from the sale of marketable securities. Segment EBIT in the second quarter of 2012 includes a pre-tax gain of $85 million in the agribusiness segment from the sale of Bunge’s interest in The Solae Company.

(5)	Segment EBIT in the third quarter of 2013 includes a pre-tax provision of $7 million in the milling products segment related to recoverable taxes in Brazil.

(6)

Segment EBIT in the third quarter of 2013 includes restructuring and impairment charges of $18 million related to the write down of certain assets held for sale to fair value in Bunge’s sugar operations.

(7)

Segment EBIT in the second quarter of 2012 includes a pre-tax gain of $36 million in the milling segment from the acquisition of a controlling interest in a North American milling business in which Bunge previously held a minority investment.

(8)

Segment EBIT in the third quarter of 2012 includes impairment charges of $10 million recorded in equity in earnings in affiliates and $29 million recorded in selling, general and administrative expenses, related to the write down of the investment in and a loan to a North American bioenergy joint venture, respectively.

(9)

Discontinued operations, net of tax, in the third quarter of 2013 includes a gain of $155 million ($132 net of taxes) on the sale of Bunge’s Brazilian fertilizer distribution business to Yara International ASA.

(10)

Discontinued operations, net of tax, in the first quarter of 2013 includes an income tax charge of $17 million as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil.

(11)

Discontinued operations, net of tax, in the first quarter of 2012 includes a charge of $18 million stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(12)	See Reconciliation of non-GAAP Measures.

(13)	Certain prior period amounts have been reclassified between continuing and discontinued fertilizer operations to conform to current period presentations.

(14)

Includes interest expense on readily marketable inventories of $7 million and $45 million for the quarters ended September 30, 2013 and 2012, respectively, and $34 million and $95 million for the nine months ended September 30, 2013 and 2012, respectively.

(15)	A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Nine Months Ended
	September 30,
	2013	2012
Net income attributable to Bunge	$196	$663
EBIT attributable to noncontrolling interests	(31)	6
Noncontrolling interest share of interest and tax	(66)	(13)
Net income	$99	$656

►  Notes

(16)

Weighted-average common shares outstanding-diluted for the quarter ended September 30, 2013 exclude the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units and the dilutive effect of approximately 1 million incremental common shares and 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive. Weighted-average common shares outstanding-diluted for the nine months ended September 30, 2013 exclude the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units and the dilutive effect of approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2012 exclude the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2012 include the dilutive effect of 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(17)

Includes readily marketable inventories of $4,563 million and $5,306 million at September 30, 2013 and December 31, 2012, respectively. Of these amounts $3,211 million and $3,442 million can be attributable to merchandising activities at September 30, 2013 and December 31, 2012, respectively.